Exhibit 99.1

Selected Sections From Joint Proxy Statement / Prospectus

Interests of Certain Persons in the Merger

As described below, certain officers of each of Entegris and Mykrolis and certain members of the Entegris board and of the Mykrolis board may have interests in the merger that are in addition to their interests as Entegris stockholders or Mykrolis stockholders generally.

The Entegris board and the Mykrolis board were aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Mykrolis Executive Officers

Mykrolis Executive Termination Agreements

In connection with the execution of the merger agreement, on or about March 21, 2005, Mykrolis entered into an Amended and Restated Executive Termination Agreement with each of Jean-Marc Pandraud, Bertrand Loy, Peter Walcott, Fred Faulkner, Gerry Mackay and Takashi Mizuno, each of whom was a party to an executive termination agreement in substantially the form of the Executive Termination (Change of Control) Agreement filed with the Securities and Exchange Commission by Mykrolis as Exhibit 10.1 to its Quarterly

Report on Form 10-Q for the quarterly period ended September 27, 2003, and incorporated herein by reference. See the discussion of the Executive Termination (Change of Control) Agreement of Jieh Hwa Shyu below for a summary of these original agreements. The amended and restated agreements replace these executive termination agreements.

Mykrolis requested that these executives sign the amended and restated agreements to eliminate certain features of the executive termination agreements that otherwise would have been triggered in connection with merger agreement and the merger. Under the executive termination agreements, each executive had the unilateral right to receive the benefits payable under his agreement by giving notice within 180 days after a change of control of a voluntary termination of employment following such 180 day period. In addition, the executive termination agreements provided for immediate acceleration of vesting of stock options and the lapse of restrictions on restricted stock upon the execution of a merger agreement. As explained below, the amended and restated agreements eliminate these features, providing that the benefits of the agreements are available only upon certain “involuntary terminations” of employment, as defined in the amended and restated agreements, and limiting the circumstances under which acceleration of options and lapse of restrictions on restricted stock occur. In exchange, the executives received certain benefits described below. The amended and restated agreements also made other changes to the executive termination agreements, as described below.

The amended and restated agreements provide that following the occurrence of an impending change of control (defined as (1) the execution of a definitive agreement, (2) the initiation of a tender offer, or (3) such other event as may be specified by the Mykrolis board, in each case relating to a transaction that, if completed, would constitute a change of control), the executive’s salary and benefits cannot be reduced for up to two years following a change of control and the executive and his family are entitled to medical, dental and life insurance benefits for a two-year period beginning upon the earlier of 180 days after the change of control or the date the Mykrolis board determines in good faith that a change of control will not result from the impending change of control, even if he is terminated during such period. A change of control is deemed to have occurred under the amended and restated agreements, in relevant part, (i) when any person becomes the beneficial owner, directly or indirectly, of at least 15% of Mykrolis’ then-outstanding common stock, (ii) if those persons who served on the board of directors on the effective date of the agreement, or, subject to certain exceptions, who were elected or nominated thereafter by the board, cease to constitute a majority of the board of Mykrolis (a “board change”), or (iii) upon stockholder approval of an agreement for the merger or other acquisition of Mykrolis which contemplates that substantially all of Mykrolis’ assets or business will be owned by a person or group that did not own them as of the effective date of the agreement or which contemplates a board change. Consequently, the execution of the merger agreement by Mykrolis constitutes an impending change of control, and the approval of the merger by Mykrolis stockholders would constitute a change of control. The amended and restated agreements provide for each executive to waive any accelerated vesting of outstanding stock options and restricted stock awards that would otherwise occur upon consummation of the merger under the terms of Mykrolis’ 2001 Equity Incentive Plan and 2003 Employment Inducement and Acquisition Stock Option Plan. However, in the event of any involuntary termination of the executive’s employment prior to the expiration of the two-year period following Mykrolis stockholder approval of the merger or within the period from the date of execution of the merger agreement through the date that the Mykrolis board determines in good faith that a change of control will not result from the merger agreement, the executive will become immediately entitled to exercise all unvested stock options for a period of up to one year following such involuntary termination (or, if earlier, until the expiration date of the options), the executive’s restricted stock will become free of restrictions, and the executive will become entitled to a lump sum severance payment equal to twice his highest annual rate of target total cash compensation during the three years prior to involuntary termination. An “involuntary termination” for purposes of the amended and restated agreements means any discharge of the executive by Mykrolis or any successor to Mykrolis, any resignation by the executive requested by Mykrolis or a successor, or any resignation by the executive following certain adverse changes to the terms or conditions of the executive’s employment, in each case that occurs from the time of the impending change of control through the date that is two years following the change of control or through the date the Mykrolis board determines in good faith that a change of control will not result from the impending change of control. The amended and restated agreements further provide for an additional tax “gross-up” payment to the executive of an amount sufficient to satisfy, on an after-tax basis, any excise tax payable by such executive under Section 4999 of the Internal Revenue Code of 1986 as a result of any payments or benefits received by him (whether or not received pursuant to the amended and restated executive employment agreement). Lastly, the amended and restated agreements provide that if the merger is not consummated on or prior to December 31, 2005, the executive may elect to revert back to the terms of the executive termination agreement in effect for such executive prior to such amendment, as described below.

Mykrolis has also entered into an executive termination agreement with Peter Kirlin, who was not previously party to an executive termination agreement with Mykrolis, on substantially the same terms as the amended and restated agreements referred to above, except that Mr. Kirlin’s agreement provides for a lump sum severance payment in an amount equal to twice his annualized rate of compensation in effect immediately prior to the impending change of control, including base salary plus variable compensation.

In addition, Mr. Argov’s employment letter agreement dated as of March 21, 2005 states that the board of directors of Mykrolis has approved the negotiation of a customary employment agreement with Mr. Argov containing a three-year term and a two-year non-competition agreement. It further states that this anticipated employment agreement will include change of control provisions that provide for severance benefits and accelerated vesting of stock option and restricted stock awards in the event that Mr. Argov’s employment with Entegris Delaware is terminated within two years following a change of control. The severance benefit would be equal to two years base salary plus variable compensation at the highest level during the three years prior to termination.

On May 4, 2005, as contemplated by Mr. Argov’s employment letter agreement, Mykrolis entered into an employment agreement with Mr. Argov. Mr. Argov’s employment agreement contains a change of control provision. Mr. Argov was not previously party to an executive termination agreement. Under Mr. Argov’s employment agreement, if Mr. Argov’s employment is terminated other than for cause (as defined in the agreement), he terminates his own employment for good reason (as defined in the agreement) or the initial three-year term of the agreement or any one-year extension period expires and Mykrolis or its successor has previously given Mr. Argov notice that it elects not to extend the agreement, in each case within two years after a change of control, he will be entitled to the following. First, he will receive, in addition to all forms of compensation that he has accrued prior to his termination, a lump sum severance payment in an amount equal to twice his base salary, plus twice the greater of his target bonus in the year of his termination or the highest annual bonus paid during the three years prior to his termination. Second, as under the executive termination agreements discussed above, Mr. Argov and his family will be entitled to medical, dental and life insurance benefits for a two-year period following the date of his termination or, if earlier, until he becomes eligible for coverage under the medical, dental and life insurance plans of another employer. Third, the employment agreement also provides for immediate vesting of all outstanding unvested equity awards, with stock options exercisable for up to one year after termination (or, if earlier, until the date the options would have expired absent termination). Mr. Argov is also entitled to reimbursement for outplacement services up to $15,000 in the event his employment is terminated after a change of control as described above.

A change of control is deemed to have occurred under Mr. Argov’s employment agreement, in relevant part, (i) when any person or group acquires beneficial ownership of 30% or more of Mykrolis’ or a successor’s (including Entegris Delaware) common stock or of the combined voting power of Mykrolis’ or a successor’s voting stock entitled to vote generally in the election of directors, (ii) if those persons who served on the board of directors of Mykrolis on the effective date of the agreement and until the closing of the merger, or those persons who constitute the board of directors of Entegris Delaware after the closing of the merger, or persons elected or nominated by at least a two-thirds vote of members of either such board, cease to constitute a majority of the board of Mykrolis or a successor (as applicable), or (iii) upon the consummation of a reorganization, merger or consolidation involving Mykrolis or a successor, or a sale of all or substantially all of the assets of Mykrolis or a successor, subject to certain exceptions.

Mr. Argov’s employment agreement further provides for an additional tax gross-up payment to Mr. Argov of an amount sufficient to satisfy, on an after-tax basis, any excise tax payable by Mr. Argov under Section 4999 of the Internal Revenue Code of 1986 as a result of any payments or benefits received by him (whether or not received pursuant to the employment agreement).

If a change of control occurred at this time and all of the executives party to the amended and restated agreements as well as Mr. Kirlin and Mr. Argov were involuntarily terminated immediately following the change of control and those persons (other than Mr. Argov) satisfied certain conditions relating to their remaining with Mykrolis and cooperating with the Mykrolis board after the impending change of control, an aggregate of approximately $5,847,608 in severance payments would be due under the foregoing amended and restated agreements (or, in the case of Mr. Kirlin, his executive termination agreement and, in the case of Mr. Argov, his employment agreement).

In addition, each such executive may be entitled to tax gross-up payments. Section 4999 of the Internal Revenue Code of 1986 imposes a 20% excise tax on, and Section 280G of the Internal Revenue Code of 1986 denies an employer-level deduction for, so-called “excess parachute payments,” defined generally to mean the excess of “payments in the nature of compensation” that are contingent on a change in the ownership or control of a corporation, or on a change in the ownership of a substantial portion of the corporation’s assets, over the affected employee’s “base amount” (generally, his or her average annual taxable compensation measured over a period of up to five years ending with the year preceding the year of the change of control). If the sum of all such payments in the case of any individual is less than three times the base amount, no excise tax or loss of deduction results. However, if the sum of all such payments equals or exceeds three times the affected individual’s base amount, all “excess parachute payments” (that is, in general, all such payments in excess of one times the base amount) are subject to the excise tax and are nondeductible. The vesting of stock options, restricted stock and certain other rights in connection with a change of control, including in connection with a termination following a change of control, may give rise to “payments in the nature of compensation.” Also, in general, payments that are made pursuant to an agreement entered into within one year prior to a change of control are rebuttably presumed to be contingent on the change of control. On the other hand, a showing that payments constitute reasonable compensation for services rendered following the change of control, and certain other exceptions, may have the effect of reducing amounts potentially subject to the adverse tax treatment described in Sections 280G and 4999 of the Internal Revenue Code of 1986. If the employment of any of the executives party to the amended and restated agreements, or of Mr. Kirlin or Mr. Argov, were to terminate following the merger in circumstances entitling such person to benefits under his agreement, amounts payable pursuant to that agreement, including any cash benefits, any accelerated vesting of equity-based awards, and the continuation of any other benefits, would be treated as contingent in whole or in part on the change of control and, if the aggregate of such amounts and any other amounts so treated were to equal or exceed three times the affected individual’s “base amount,” assuming no other bases for exemption, would give rise to “excess parachute payments” equal to the excess of those amounts over one times the affected individual’s base amount. Any affected individual who becomes subject to the excise tax also would be entitled to receive a tax gross-up payment (itself treated as an “excess parachute payment” and therefore subject to the Section 4999 tax, and nondeductible) which on an after-tax basis equals the excise tax due on the other payments.

As discussed below under the caption “New Employment Letter Agreements with Mykrolis Officers,” Mr. Faulkner will be entitled to receive the benefits provided under his amended and restated agreement at the conclusion of his temporary post-merger assignment with Entegris Delaware pursuant to his employment letter agreement.

As also discussed below under the caption “New Employment Letter Agreements with Mykrolis Officers,” employment letter agreements between Mykrolis and each of Messrs. Pandraud, Loy, Walcott, Mackay and Mizuno (but not Mr. Faulkner) provide that, upon completion of the merger, each executive will enter into a new change of control agreement with Entegris Delaware to replace the amended and restated agreement described above. Mr. Loy’s employment letter agreement provides that Mr. Loy will have the unilateral right to resign his employment with Entegris Delaware within 90 days after the first anniversary of the merger and have such resignation treated as an involuntary termination entitling him to the severance payments, potential tax gross-up payments and other benefits to be provided under his anticipated new change of control agreement. Mr. Argov’s employment agreement contains a change of control arrangement, as discussed above and below under the caption “New Employment Letter Agreements with Mykrolis Officers.”

Mykrolis remains subject to one Executive Termination (Change of Control) Agreement, dated May 1, 2003, with Jieh Hwa Shyu. The original executive termination agreements between Mykrolis and each of Messrs. Pandraud, Loy, Walcott, Mackay, Mizuno and Faulkner contained terms that were substantially similar to Mr. Shyu’s executive termination agreement. In contrast to the amended and restated agreements, Mr. Shyu’s agreement does not provide for the executive to waive the accelerated vesting of outstanding stock options and restricted stock awards that will occur upon consummation of the merger. The agreement instead accelerates such vesting upon the occurrence of an impending change of control. Upon execution of the merger agreement, which constituted an impending change of control under Mr. Shyu’s agreement, the options to acquire 25,813 shares of Mykrolis common stock and the 13,000 shares of restricted Mykrolis common stock held by Mr. Shyu became vested, fully exercisable and (in the case of the restricted stock) free of restrictions. In addition, Mr. Shyu’s agreement provides that beginning on the date of an impending change of control until 180 days after the occurrence of a change of control, Mr. Shyu’s salary and benefits cannot be reduced. The agreement also provides that following an impending change of control, Mr. Shyu and his family are entitled to medical, dental and life insurance benefits for a two-year period beginning 180 days after the change of control, even if he is terminated during such period. As under the amended agreements, Mykrolis’ execution of the merger agreement on March 21, 2005, constitutes an impending change of control and approval of the merger by Mykrolis stockholders would constitute a change of control. In the event of any involuntary termination of Mr. Shyu’s employment prior to the expiration of the two-year period following approval of the merger by Mykrolis stockholders or a voluntary resignation of which he gives notice within 180 days after such stockholder approval (provided that he does not voluntarily terminate employment within such 180-day period), Mr. Shyu will become entitled to enhanced benefits under Mykrolis’ pension and retirement plans and, subject to Mr. Shyu satisfying conditions relating to his remaining in the employ of Mykrolis and cooperating with the Mykrolis board after the impending change of control, a lump sum severance payment equal to twice his highest annual rate of total cash compensation during the three years prior to involuntary termination. Mr. Shyu’s agreement also provides for certain tax gross-up payments in the event he is subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986 because of certain amounts paid to him under the agreement. Finally, the agreement also provides Mr. Shyu with the right to put his stock back to Mykrolis following a change of control.

If Mr. Shyu is involuntarily terminated prior to the expiration of the two-year period following the date Mykrolis stockholders approve the merger or voluntarily resigns pursuant to a notice given within 180 days after such stockholder approval (provided that he does not voluntarily terminate employment within such 180-day period) and the other conditions described above are satisfied, an aggregate of approximately $529,502 in severance pay plus enhanced benefits payments would be due under the agreement. In addition, Mr. Shyu may be entitled to tax gross-up payments. Whether tax gross-up payments would be due depends on application of the principles relating to Sections 4999 and 280G of the Internal Revenue Code of 1986 discussed above in this section, except that Mr. Shyu’s tax gross-up payment would on an after-tax basis equal the excise tax due on only a portion of the payments and benefits granted to him under his executive termination agreement.

Existing Mykrolis Employment Agreements

Mykrolis is party to a letter agreement, dated May 20, 2004, with Peter Kirlin under which Mr. Kirlin is employed as vice president, business development of Mykrolis on an at-will basis at a salary of $230,000 per year. In addition to executive-level benefits, the agreement provides that Mr. Kirlin is eligible to participate in the Mykrolis Incentive Plan (bonus plan). In addition, Mr. Kirlin received an option grant of 60,000 shares (subject to four-year vesting) pursuant to the letter agreement, with an option exercise price of $16.35 per share. In the event Mr. Kirlin is terminated other than for cause in his first year of employment, Mykrolis will continue to pay Mr. Kirlin’s salary and continue to provide Mr. Kirlin and his family with healthcare benefits for one year from the date of his termination.

Mykrolis is party to a letter agreement, dated November 19, 2004, with C. William Zadel, its former chairman and chief executive officer, under which Mr. Zadel is employed on a part-time basis as C.E.O.

Emeritus of Mykrolis through April 30, 2006, at a salary of $40,000 per year. The agreement provides that Mr. Zadel is eligible to participate in the Mykrolis Savings and Investment Plan. The agreement is terminable by Mr. Zadel at any time or by Mykrolis upon Mr. Zadel’s death, material breach of the agreement, willful misconduct, commission of a fraud against the company or conviction of a felony.

Mykrolis was party to an offer letter agreement, dated November 18, 2004, with Gideon Argov under which Mr. Argov was employed as chief executive officer of Mykrolis on an at-will basis at a salary of $450,000 per year. In addition to executive level benefits, the agreement provided that Mr. Argov was eligible to participate in the Mykrolis Incentive Plan (bonus plan) beginning in 2006. Pursuant to the agreement, Mr. Argov received a restricted stock award of 50,000 shares (subject to four-year vesting) and an option grant of 450,000 shares (which vest 25% on the first anniversary of the grant date and quarterly thereafter in twelve equal installments), with an option exercise price of $11.60 per share.

Mykrolis was also party to a separation agreement, dated as of November 21, 2004, with Mr. Argov which provided that if Mr. Argov was terminated by the company other than for cause (as defined in the agreement), death or disability, or if Mr. Argov resigned for good reason (as defined in the agreement), Mykrolis agreed to continue to pay Mr. Argov’s salary and provide Mr. Argov and his family with healthcare benefits for one year from the date of his termination or resignation, as applicable.

The employment agreement dated May 4, 2005 between Mykrolis and Mr. Argov provides that the terms and conditions of the offer letter agreement and the separation agreement referred to above are no longer effective as of the effective date of the employment agreement.

New Employment Letter Agreements with Mykrolis Officers

In connection with entering into the merger agreement, Mykrolis entered into a letter agreement dated as of March 21, 2005, with each of Messrs. Argov, Pandraud, Loy, Walcott, Faulkner, Mackay and Mizuno outlining the duties, title, salary and benefits to be made available to such executives by the combined company following the merger. Mr. Faulkner’s letter agreement provides that his employment with Entegris Delaware will be temporary and conclude upon completion of certain milestones to be established relating to the integration of Mykrolis and Entegris following the merger. All of the terms of each letter agreement are contingent upon, among other things, the consummation of the merger and the continued active employment of such executive officer with Mykrolis through the closing of the merger. Upon consummation of the merger, the letter agreements will be assumed by Entegris Delaware by operation of law. The letter agreements provide that the salaries to be paid by Entegris Delaware to each of these executives after the merger will be consistent with the salaries they currently receive from Mykrolis (except that Mr. Loy’s annual base salary would increase by $23,000) and provide for restricted stock awards to each of Messrs. Argov, Pandraud, Loy, Walcott, Mackay and Mizuno in the amount of 200,000, 150,000, 100,000, 100,000, 75,000 and 75,000 shares of Entegris Delaware common stock, respectively. These restricted stock awards will vest 37.5% on December 31, 2005, and an additional 5.21% on the last business day of each of the first 12 fiscal quarters of Entegris Delaware following the completion of the merger. The letter agreements also provide that the executives will be entitled to participate in Entegris Delaware’s management incentive plan, which is to be developed during the pre-merger integration planning process. In addition, the letter agreements provide for a planning bonus, payable upon consummation of the merger, equal to 30% of such executive’s pro rated annual base salary for the period from March 1, 2005, through the closing date of the merger and an integration project bonus equal to 30% of such executive’s annual base salary, payable upon completion of the integration milestones to be established in connection with the merger. If both the planning bonuses and the integration bonuses are paid (and assuming the closing of the merger occurs on August 5, 2005 and that integration activities are completed on or before June 30, 2006), Messrs. Argov, Pandraud, Loy, Walcott, Mackay and Mizuno would receive approximately $198,000, $124,000, $103,000, $93,000, $86,000 and $84,000, respectively.

In lieu of a restricted stock award, Mr. Faulkner will also be entitled to receive a retention bonus equal to 26 weeks of base salary upon completion of the integration milestones referred to above. Mr. Loy’s letter agreement provides that he will be employed for a one-year period following the closing of the merger after which he will have 90 days to elect to resign and receive the severance and other benefits that would otherwise be provided to him in the event of an involuntary termination under his anticipated change of control agreement described below.

Each letter agreement other than Mr. Faulkner’s and Mr. Argov’s provides that upon consummation of the merger, such executive will be required to enter into a change of control agreement with Entegris Delaware to replace the amended and restated executive termination agreements referred to above, which will generally be consistent with the amended and restated agreements but will also provide for a two-year non-competition agreement by the executive. A “change of control” under such anticipated new change of control agreement will be defined to include the merger of Mykrolis with and into Entegris Delaware. Mr. Faulkner’s letter agreement provides that his amended and restated executive termination agreement will continue in effect after the merger and that he will be entitled to the benefits provided pursuant to that agreement upon the conclusion of his assignment with Entegris Delaware under his letter agreement.

Mr. Argov’s letter agreement states that the board of directors of Mykrolis has approved the negotiation of a customary employment agreement with Mr. Argov containing a three-year term and a two-year non-competition agreement. The letter agreement further states that Mykrolis expects such employment agreement to be finalized prior to the merger and that Entegris Delaware would assume the obligations of Mykrolis under the agreement. The anticipated employment agreement would include change of control provisions that provide for severance benefits and accelerated vesting of stock option and restricted stock awards in the event that Mr. Argov’s employment with Entegris Delaware is terminated within two years following a change of control. The severance benefit would be equal to two years base salary plus variable compensation at the highest level during the three years prior to termination.

On May 4, 2005, Mykrolis entered into the employment agreement with Mr. Argov contemplated by his letter agreement. The employment agreement provides that Mykrolis will employ Mr. Argov as chief executive officer for a term of three years, subject to automatic extension from year to year unless either party gives notice that the employment term shall not be extended. The employment contract continues Mr. Argov’s current salary of $450,000 through 2005 and provides for a salary of $600,000 commencing January 1, 2006 if the merger is consummated. In addition Mr. Argov will be eligible to participate in Mykrolis’ incentive bonus plan at a target bonus level of 75% of base salary, in other employee benefits offered by Mykrolis, including equity incentive plans, and in any supplemental retirement plan offered by Mykrolis. He will also be entitled to receive a financial planning allowance. In the event of the termination of Mr. Argov’s employment under certain circumstances, he will be entitled to severance benefits that vary depending on the circumstances of the termination, including the severance benefits to which he is entitled in the event of a termination following a change of control (as defined in the agreement) as described above under the caption “Mykrolis Executive Termination Agreements.” If Mr. Argov is terminated by Mykrolis or a successor other than for cause, if he terminates his own employment for good reason or if Mykrolis or its successor elects not to extend the agreement for any of the otherwise automatic one-year extension periods, he will receive, in addition to all forms of compensation that he has accrued prior to termination, (i) payment of base salary commencing with the first regular payday in the seventh month following the date of termination for two years following the date of termination (or through the day immediately preceding the third anniversary of the effective date of the agreement if termination occurs prior to the first anniversary of the effective date of the agreement); (ii) the greater of the target bonus or the highest bonus paid to Mr. Argov during the three years prior to termination; (iii) continuation of health, dental and group life insurance coverage through the date Mr. Argov continues to receive his base salary following termination or the date he becomes eligible for such coverage with a different employer; (iv) immediate vesting of all outstanding unvested equity awards; and (v) reimbursement of up to $15,000 in outplacement services. Mr. Argov agreed to non-competition and non-solicitation covenants with Mykrolis for a period of two years following the termination of his employment. The employment agreement may be assigned by Mykrolis to the surviving corporation of a merger with Mykrolis.

Mykrolis Stock-Based Rights

Upon completion of the merger, each outstanding Mykrolis stock option, whether vested or unvested, will be converted into an option to purchase a number of shares of Entegris Delaware common stock equal to the number of shares of Mykrolis common stock that would have been obtained before the merger upon the exercise of the option, multiplied by the exchange ratio, and the exercise price of the converted option will be equal to the exercise price per share of the option before the conversion, divided by the exchange ratio. The conversion of “incentive stock options” will be effected in a manner that is consistent with Section 424(a) of the Internal Revenue Code of 1986.

Under certain of Mykrolis’ stock-based plans, upon a change of control of Mykrolis, unvested stock options or other stock-based awards will become fully vested and exercisable. The consummation of the transactions contemplated by the merger agreement will constitute a change of control under these Mykrolis stock-based plans, and Entegris Delaware is assuming all vested and unvested options and other stock-based awards that are outstanding at the effective time of the merger. As discussed above, Messrs. Pandraud, Loy, Walcott, Faulkner, Mackay, Mizuno and Kirlin have waived any such accelerated vesting of their options or other stock-based awards in connection with the consummation of the merger. Mr. Argov has also waived such accelerated vesting of options and other stock-based awards that would otherwise occur upon consummation of the merger under the Mykrolis plans. There are no unvested stock options to acquire shares of Mykrolis common stock or shares of restricted Mykrolis common stock held by other executive officers or directors of Mykrolis that will become vested or free of restrictions as a result of the merger. In addition, in the event that the merger occurs and Messrs. Argov, Pandraud, Loy, Walcott, Faulkner, Mackay, Mizuno and Kirlin are involuntarily terminated within the two-year period following the merger (and based on outstanding options and restricted stock awards as of June 27, 2005 and assuming the grant of the Entegris Delaware restricted stock awards provided for in the new employment letter agreements referred to above), an aggregate of 906,511 unvested stock options to acquire shares of Entegris Delaware’s common stock, with an average exercise price of $7.61 per share, would become fully vested and exercisable and an aggregate of 1,037,631 shares of restricted common stock of Entegris Delaware would become fully vested and free of restrictions. Alternatively, in the event that the merger does not occur and Messrs. Argov, Pandraud, Loy, Walcott, Faulkner, Mackay, Mizuno and Kirlin are involuntarily terminated within either the two-year period following Mykrolis stockholder approval of the merger or on or prior to the date the Mykrolis board determines in good faith that a change of control will not result from the merger agreement (and based on outstanding options and restricted stock awards as of June 27, 2005), an aggregate of 652,166 unvested stock options to acquire shares of Mykrolis common stock, with an average exercise price of $10.58 per share, would become fully vested and exercisable and an aggregate of 242,900 shares of restricted common stock of Mykrolis would become fully vested and free of restrictions.

Effective April 25, 2005, Mykrolis’ directors were each granted an annual stock option grant covering 8,000 shares of Mykrolis common stock at the closing price on the New York Stock Exchange on the date of grant. In addition, effective May 5, 2005, Mykrolis entered into a letter agreement with Robert E. Caldwell that provides that he will not serve as a director of Entegris Delaware upon the closing of the merger. In recognition of his service to the Mykrolis board of directors, the directors granted Mr. Caldwell a discretionary stock option grant for 21,866 shares of Mykrolis common stock effective on the termination of his service as a director upon the effectiveness of the merger. This discretionary option grant vests immediately upon completion of the merger and will be exercisable at the per share closing price of Mykrolis common stock on the New York Stock Exchange on the last trading date prior to the effective date of the merger. The discretionary option grant will not take effect in the event that the merger does not occur or that Mr. Caldwell becomes a director of Entegris Delaware pursuant to the merger.

BOARD OF DIRECTORS AND MANAGEMENT OF ENTEGRIS DELAWARE

FOLLOWING THE MERGER

At the closing of the merger, the Entegris Delaware board of directors will consist of ten directors, five of whom will have been Entegris directors prior to the merger and five of whom will have been Mykrolis directors prior to the merger. Entegris and Mykrolis currently expect that the following individuals will comprise the board of directors of Entegris Delaware immediately after the closing of the merger: James E. Dauwalter, Roger D. McDaniel, Gary F. Klingl, Paul L.H. Olson and Brian F. Sullivan (each designated by Entegris); and Gideon Argov, Thomas O. Pyle, Michael P.C. Carns, Michael A. Bradley and Daniel W. Christman (each designated by Mykrolis). At the closing of the merger, the Entegris Delaware board of directors will have standing audit, nominating and governance and compensation committees each comprised of an equal number of directors designated by Entegris and directors designated by Mykrolis. The merger agreement provides that one additional director may be added to the board of directors of Entegris Delaware following a recommendation by the chief executive officer and chairman of the board, but through nomination by the nominating and governance committee of Entegris Delaware and approval by the board of directors of Entegris Delaware. We expect the eleventh director to be appointed shortly after completion of the merger.

If the proposal relating to a classified board is approved by Entegris stockholders at the Entegris special meeting, the parties have agreed that the directors of Entegris Delaware immediately following the merger listed above will serve in the following classes:

Class I (initial term ending on the date of Entegris Delaware’s first annual meeting of stockholders): Gideon Argov, James E. Dauwalter and Brian F. Sullivan;

Class II (initial term ending on the date of Entegris Delaware’s second annual meeting of stockholders): Michael A. Bradley, Daniel W. Christman, Gary F. Klingl and Thomas O. Pyle; and

Class III (initial term ending on the date of Entegris Delaware’s third annual meeting of stockholders): Paul L.H. Olson, Roger D. McDaniel and Michael P.C. Carns.

If an eleventh director is appointed as expected, the nominating and governance committee of the Entegris Delaware board will recommend to the board of directors the class to which such eleventh director should be assigned.

At the closing of the merger, James E. Dauwalter will be appointed non-executive chairman of the board of Entegris Delaware, and Gideon Argov will be appointed chief executive officer of Entegris Delaware.

The following table lists the names, ages and positions of the individuals expected to be the executive officers and directors of Entegris Delaware after the merger.

Name	Age	Position
Gideon Argov	49	Chief Executive Officer, Director
Jean-Marc Pandraud	52	Executive Vice President and Chief Operations Officer
Michael Wright	58	Executive Vice President and Chief Marketing Officer
John Villas	47	Chief Financial Officer
Peter Walcott	58	Senior Vice President, Secretary and General Counsel
Bertrand Loy	40	Senior Vice President and Chief Integration Officer
Kenneth Jennings	50	Senior Vice President of Human Capital
Gregory Graves	45	Senior Vice President of Business Development
John Goodman	45	Vice President and Chief Technology Officer
James Dauwalter	54	Chairman of the Board
Michael A. Bradley	56	Director
Michael P.C. Carns	68	Director
Daniel W. Christman	62	Director
Gary F. Klingl	65	Director
Roger D. McDaniel	66	Director
Paul L.H. Olson	54	Director
Thomas O. Pyle	65	Director
Brian F. Sullivan	44	Director

Gideon Argov has been the chief executive officer and a director of Mykrolis since November 2004. Prior to joining Mykrolis, Mr. Argov was managing director of Parthenon Capital, a Boston-based private equity partnership, since 2001. He served as chairman, chief executive officer and president of Kollmorgen Corporation from 1991 to 2000. From 1988 to 1991 he served as chief executive officer of High Voltage Engineering Corporation. He is a director of Helix Technology, Inc., Fundtech Corporation and Interline Brands, Inc.

Jean-Marc Pandraud has been president and chief operating officer of Mykrolis since January 2001. Prior to that he served as vice president and general manager of the Microelectronics Divisions of Millipore, a position he had held since July 1999. From 1994 until 1999, Mr. Pandraud served as the vice president and general manager of Millipore’s Laboratory Water Division and was also regional manager of Millipore’s Latin American operations from 1997 until 1999. Mr. Pandraud also served as the managing director of Millipore’s French subsidiary and as European general manager for the Millipore Analytical Division from 1988 until 1994.

Michael Wright has been chief operating officer of Entegris since June 2002 and president of Entegris since January 2005. Prior to June 2002, Mr. Wright held various management positions since joining the company in 1998. Previously, Mr. Wright held several management positions at other companies in the semiconductor, equipment and materials industry.

John Villas has been chief financial officer of Entegris since March 2000. Prior to that time, Mr. Villas had been chief financial officer of Fluoroware since November 1997 and vice president finance since April 1994. Mr. Villas joined Fluoroware in 1984 as controller and then served as corporate controller between 1991 and 1994.

Peter W. Walcott has been vice president, secretary and general counsel of Mykrolis since October 2000. Mr. Walcott served as the assistant general counsel of Millipore from 1981 until March 2001.

Bertrand Loy has been vice president and chief financial officer of Mykrolis since January 2001. Prior to that, Mr. Loy served as the chief information officer of Millipore from April 1999 until December 2000. From 1995 until 1999, he served as the division controller for Millipore’s Laboratory Water Division. From 1989 until 1995, Mr. Loy served Sandoz Pharmaceuticals (now Novartis) in a variety of financial, audit and controller positions located in Europe, Central America and Japan.

Kenneth Jennings is currently a consultant to Entegris. He is expected to become senior vice president of human capital prior to the closing of the merger. From 1998 to 2005, Dr. Jennings was the managing partner of VentureWorks, a consulting firm focused on helping global corporations create next-generation human capital organizations and practices. Dr. Jennings was vice chairman of Alex Partners from 1997 to 1998 and held positions with Accenture from 1992 to 1997, most recently as a managing partner.

Gregory Graves joined Entegris as chief business development officer in September 2002. Prior to joining Entegris, Mr. Graves held positions in investment banking and corporate development, including at U.S. Bancorp Piper Jaffray from June 1998 to August 2002 and at Dain Rauscher from October 1996 to May 1998.

John Goodman is expected to become vice president and chief technology officer of Entegris Delaware upon completion of the merger. Mr. Goodman has been managing director of the Entegris fuel cell market sector since January 2005 and from June 2002 to until January 2005 was president of the fuel cell market sector. Mr. Goodman was executive vice president and chief technology officer of Entegris from 1999 to 2002. Prior to that time, Mr. Goodman held a variety of positions with Fluoroware since 1982.

James E. Dauwalter was appointed chief executive officer of Entegris in January 2001, served as president of Entegris from June 2000 to January 2005, and has been a director of Entegris since June 1999. Mr. Dauwalter has also served as chief operating officer from March 2000 to January 2001, and was the executive vice president of Entegris from March 2000 through June 2000. Prior to that time, Mr. Dauwalter had been a director of Fluoroware since 1982 and also served as executive vice president and chief operating officer of Fluoroware since September 1996. Mr. Dauwalter serves on the Semiconductor Equipment and Materials International (SEMI) North American Advisory Board and the board of directors of the Community Bank of Chaska.

Michael A. Bradley has served as a director of Mykrolis and as chairman of the Audit & Finance Committee of the board of directors since 2001. Mr. Bradley has been the president of Teradyne, Inc. since May of 2003. Prior to assuming that position, Mr. Bradley served as the president of the Semiconductor Test Division of Teradyne, Inc. since March 2001, the chief financial officer of Teradyne, Inc. since 1999 and a vice president of Teradyne, Inc. since 1992. Prior to 1992, Mr. Bradley held various finance, marketing, sales and management positions with Teradyne, Inc. and worked in the audit practice group of the public accounting firm of Coopers and Lybrand. Mr. Bradley was appointed to Teradyne’s management committee in 1994 and its executive committee in 1996.

Michael P.C. Carns has served as a director of Mykrolis and as a member of the Management Development & Compensation Committee of the board of directors since 2001 and as chairman of that committee since 2004. Mr. Carns retired in the grade of General from the United States Air Force in September 1994 after 35 years of service. General Carns currently is an independent business consultant. From 2001 through 2003, he served as vice chairman of PrivaSource, Inc., a software company focusing on health data privacy and security. From 1995 to 2000, General Carns served as president and executive director of the Center for International Political Economy. From May 1991 until his retirement, General Carns served as vice chief of staff, United States Air Force. From September 1989 until 1991, he served as director of the Joint Staff, Joint Chiefs of Staff. General Carns is a director of Engineered Support Systems, Inc. (manufacture and service of integrated military electronics systems), Mission Research Corporation (high technology research) and Rockwell Collins, Inc. (aviation and information technology). He is also a member of the Department of Defense Science Board and numerous professional and civic organizations.

Daniel W. Christman has been a director of Mykrolis since October 2001, and since February of 2003 has been designated as the presiding director of the Mykrolis board of directors. In 2003 he became a senior vice president, International Affairs of the U.S. Chamber of Commerce. From 2001 until 2003, he was the president and executive director of the Kimsey Foundation, Washington, D.C., which has been active in education and community development in the Washington, D.C. area as well as in international issues that focus on the alleviation of human suffering. He was named to this position in July 2001, after his retirement as a Lieutenant

General from a career in the United States Army that spanned more than 36 years. Immediately prior to his retirement, General Christman served as the Superintendent of the United States Military Academy at West Point since 1996. From 1994 until 1996, General Christman served as assistant to the chairman of the Joint Chiefs of Staff of the United States. General Christman’s key command positions have also included the U.S. Army’s Engineer School in the early 1990’s, and the U.S. Army Corps of Engineer District in Savannah, Georgia. General Christman also served in President Ford’s administration as a member of the National Security Council staff, where he shared responsibility for strategic arms control. General Christman currently serves as a member of the board of directors of Ultralife Batteries, Inc., a manufacturer of high energy lithium batteries for military, industrial and consumer applications, Metal Storm Limited, an electronic ballistics technology company based in Brisbane, Australia, and of United Services Automobile Association.

Gary F. Klingl has been a director of Entegris since September 2000. Since 1994, Mr. Klingl has served as a management consultant. Prior to 1994, Mr. Klingl served as president of Green Giant Worldwide, a division of The Pillsbury Company and various other management positions at Pillsbury.

Roger D. McDaniel has been a director of Entegris since August 1999. Prior to that time, Mr. McDaniel was a director of Fluoroware since August 1997. Mr. McDaniel, currently retired, was president and chief executive officer of IPEC, Inc., a manufacturer of chemical-mechanical planarization (CMP) equipment for the semiconductor industry, from 1997 to 1999. From 1989 to August 1996, Mr. McDaniel was the chief executive officer of MEMC, a silicon wafer producer, and was also a director of MEMC from April 1989 to March 1997. Mr. McDaniel is a director of Veeco Instruments, Inc. He is also a past director and chairman of the Semiconductor Equipment and Materials International (SEMI) organization.

Paul L.H. Olson has been a director of Entegris since March 2003. Mr. Olson has served as executive vice president of Bethel College & Seminary since 2000. Prior to 2000, Mr. Olson was a founding executive of Sterling Commerce, Inc., an electronic commerce software concern. Prior to his role with Sterling Commerce, he held executive positions with various entities. Mr. Olson is a member of the board of directors of several private companies and non-profit organizations.

Thomas O. Pyle has served as a director of Mykrolis and a member of the Audit & Finance Committee since 2001; effective January 1, 2005, he became the non-executive chairman of the board of directors. Mr. Pyle retired from his position as senior advisor to the Boston Consulting Group in 1997, a position he had held since 1992, other than from January to April of 1993 when he served on the White House Task Force on Healthcare Reform and from October 1993 through September 1994 when he served as chief executive officer of MetLife HealthCare. From April 2001 until April 2002 he was chairman, chief executive officer and director of PrivaSource Incorporated, a software company focusing on health data privacy and security, and was the chairman and a director of that organization until July 2003. Mr. Pyle served Harvard Community Health Plan, Inc. as its president, director and chief executive officer from 1978 until 1991. He served as a director of Controlled Risk Insurance Company, Ltd. from 1976 until August 2003 and as its chairman from 1976 to 1989 and from 2000 until 2002. Mr. Pyle currently serves as a member of the board of directors of Medical Education for South African Blacks, a charitable foundation, and as its treasurer. He is also a director of the Pioneer Institute, a non-profit public policy research organization.

Brian F. Sullivan has been a director of Entegris since December 2003. Mr. Sullivan has served as chief executive officer of SterilMed, Inc. since 2002. From 1999 to 2002, Mr. Sullivan was co-chairman of an on-line grocery delivery company, SimonDelivers.com. Mr. Sullivan co-founded Recovery Engineering, Inc. in 1986, and was chairman and chief executive officer until it was sold in 1999. Mr. Sullivan is a member of the board of directors of Sontra Medical Corporation, as well as several private companies and non-profit organizations.

See “The Merger––Interests of Certain Persons in the Merger” for a description of the material interests of the directors and executive officers of Entegris and Mykrolis, respectively, in the merger that are in addition to, or different than, their interests as stockholders. Additional information about the current directors and executive officers of Mykrolis and Entegris can be found in the Annual Report on Form 10-K/A for the year ended December 31, 2004 of Mykrolis and in the Annual Report on Form 10-K for the year ended August 28, 2004 of Entegris, each of which is incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 149.

None of the above-named directors is related to any other director or to any executive officer of Entegris or Entegris Delaware. Except as indicated above, each of the directors has maintained his current principal occupation for at least the last five years.